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                                                                     EXHIBIT 18

                   INDEPENDENT AUDITORS' PREFERABILITY LETTER
                   ------------------------------------------

April 10, 2003


J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, TX  75024


Ladies and Gentlemen:

We have audited the consolidated balance sheet of J. C. Penney Company, Inc. and subsidiaries (the "Company") as of January 25, 2003 and January 26, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period then ended, and have reported thereon under date of February 20, 2003, except as to Note 21 which is as of February 28, 2003. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended January 25, 2003. As stated in
Note 1 of the notes to those consolidated financial statements, the Company changed its method of determining inflation/deflation rates used in the valuation of LIFO inventories in 2002, and states that the newly adopted accounting principle is preferable in the circumstances because vendor cost results in more accurate measurement of inflation/deflation rates used to adjust ending inventory cost under the LIFO method of inventory valuation. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP